EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2023 Results and Announces Closure of Titanium Dioxide Plant in Taiwan

Solid second quarter despite signs of demand weakness, FY 2023 Adjusted EBITDA guidance lowered 9% at the midpoint

Wilmington, Del., July 27, 2023 -- The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced its financial results for the second quarter 2023 paired with the announcement of the closing of the Kuan Yin, Taiwan titanium dioxide manufacturing facility.

Second Quarter 2023 Results & Highlights

•
Net Sales of $1.6 billion
•
Net Loss of $(376) million with EPS1 of $(2.52)
•
Adjusted Net Income2 of $167 million with Adjusted EPS2 of $1.10
•
Adjusted EBITDA2 of $324 million and Free Cash Flow of $3 million
•
Announced shutdown of TT’s Kuan Yin, Taiwan manufacturing facility as part of overall cost optimization efforts
•
Reached comprehensive settlement of PFAS-related drinking water claims of a defined class of U.S. public water systems; Chemours’ share totaling $592 million
•
Agreed to sell Chemours’ Glycolic Acid business to PureTech Scientific Inc. for $137 million
•
Launched operations at THE Mobility F.C. Membranes Company as a part of Chemours’ joint venture
•
Issued Chemours’ sixth Sustainability Report highlighting significant progress towards 2030 CRC goals
•
On July 26, 2023, the Company's Board of Directors approved a third quarter dividend of $0.25 per share
•
Given weaker 2H demand visibility, we now anticipate full year Adjusted EBITDA to be between $1.100 billion and $1.175 billion; with Free Cash Flow guidance greater than $325 million3

"Our second quarter performance underscores the strength of our industry-leading businesses despite increasing economic uncertainty. In Thermal & Specialized Solutions, we delivered record Net Sales and Adjusted EBITDA, and in Advanced Performance Materials demonstrated the strength of our Performance Solutions portfolio achieving double-digit growth,” said Mark Newman, Chemours President and CEO. “As part of our plan to improve the earnings power of our Titanium Technologies segment, we have decided to close our Kuan Yin facility. This action will enable us to optimize our manufacturing circuit without compromising our ability to meet customer demand and deliver significant recurring cost savings starting in the second half of 2023.”

Second quarter 2023 Net Sales of $1.6 billion, were (14)% lower than the prior-year quarter, driven by lower Net Sales in TT and APM’s Advanced Materials portfolio. Price was a positive contributor, up 2%, offset by lower volumes of (16)%, while currency was relatively flat, on a year-over-year basis.

1 Earnings per share (‘EPS”) on diluted basis.

2 Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, referred to throughout, principally exclude the impact of recent legal settlements for legacy environmental matters and associated fees in addition to other items of a non-recurring nature – please refer to the attached "Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures /(Unaudited)”.

3 Assumes future cash payments of approximately $592 million related to the recent/PFAS settlement with/U.S. public water systems, which is currently pending preliminary court/approval, will occur after /December 31, 2023.

EXHIBIT 99.1

Second quarter Net Loss was $(376) million, inclusive of $644 million4 of charges related to legal settlements for legacy PFAS environmental matters and associated fees, resulting in EPS of $(2.52), down $(3.78) vs. the prior-year quarter. Adjusted Net Income was $167 million resulting in Adjusted EPS of $1.10, down $(0.79), or approximately (42)% vs. the prior-year quarter. Adjusted EBITDA for the second quarter of 2023 declined (32)% to $324 million in comparison to $475 million in the prior-year second quarter, driven primarily by weaker results in TT. Price outpaced cost in the second quarter, offset by the impact of lower volumes of (30)% primarily driven by TT. Currency was a (3)%, or $(12) million, headwind vs. the prior-year quarter due to a stronger USD.

Announcement of Closure of Taiwan Titanium Technologies Plant

The Company today announced the decision to close its Kuan Yin manufacturing facility. The decision comes as part of a comprehensive strategy to improve the earnings quality of TT – producers of the popular Ti-Pure™ brand – by optimizing its manufacturing circuit.

"Plant closures are incredibly difficult because of the impact on talented and hard-working people like our Kuan Yin colleagues who have been valued members of our company, as well as their families and the community. We are working closely with local leaders to help with this transition," said Denise Dignam, President of Chemours Titanium Technologies. "Moving forward, Chemours remains committed to delivering excellent service to our customers and continuing to lead the industry in innovation and sustainability.”

The Kuan Yin site will stop producing dry titanium dioxide pigment on August 1, 2023, and decommissioning will begin immediately. Chemours sales and technical service teams will work closely with affected customers to maintain uninterrupted supply. The Company expects there will be no impact on product or service quality and no supply interruption during this transition.

Segment Results

Titanium Technologies

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation and sustainability leadership

	Q2 2023	Q2 2022	Change
Titanium Technologies
Net sales ($ millions)	$707	$968	(27)%
Adjusted EBITDA ($ millions)	$87	$216	(60)%
Adjusted EBITDA Margin	12%	22%	(10) ppts

In the second quarter, TT reported Net Sales of $707 million, down $(261) million, or (27)%, from $968 million in the prior-year quarter. Compared with the prior-year quarter, price and currency were relatively flat, with the total change driven by a (27)% decline in volume. Flat price, in comparison to the prior period, reflected aggregate contractual price increases offset by the decline in pricing in global flex and distribution channels. Overall volumes decreased due to softer market demand in all regions. Segment Adjusted EBITDA was $87 million, down (60)% compared to the prior-year quarter, resulting in Adjusted EBITDA Margin of 12%. The decreases in TT Adjusted EBITDA and Adjusted EBITDA Margin over the prior-year quarter were primarily attributable to the aforementioned decrease in sales volumes, the effects of inflation on costs, and lower fixed cost absorption.

On a sequential basis, Net Sales increased by 12%. Price was down (1)%, and volume was up 13% driven by seasonal demand, while currency was relatively flat over the prior-quarter.

4 Includes $592 million related to the above-referenced PFAS settlement with U.S. public water systems.

EXHIBIT 99.1

We anticipate the closure of our Kuan Yin facility to provide an annual run-rate cost savings of approximately $50 million starting in 2024, with approximately $15 million for the remainder of 2023. Estimated pre-tax asset-related impairment, restructuring, and other charges are estimated to range between approximately $150 to $160 million, comprised primarily of non-cash charges of approximately $130 million for property, plant and equipment, inventory and other assets, and cash charges related to severance, contract termination and other charges in the range of approximately $20 to $30 million. The Company also expects to incur additional charges in the range of approximately $25 to $45 million for decommissioning, dismantling and removal costs from the third quarter of 2023 over the next two to three years. The cash impacts associated with these charges are expected to approximate $25 million per year in 2023 and 2024.

Our overall outlook anticipates a delayed recovery, with second half demand expected to be flat to slightly improved compared to the first half, given uneven and uncertain macroeconomic conditions globally.

Thermal & Specialized Solutions

Driving innovation in low GWP thermal management solutions to support customer transitions to more sustainable products

	Q2 2023	Q2 2022	Change
Thermal & Specialized Solutions
Net sales ($ millions)	$523	$518	1%
Adjusted EBITDA ($ millions)	$214	$213	0%
Adjusted EBITDA Margin	41%	41%	(0) ppts

In the second quarter, TSS reported record Net Sales of $523 million, up $5 million, from $518 million in the prior-year quarter. Compared with the prior-year quarter, price increased 2%, partially offset by a (1)% decline in volume with currency relatively flat. Prices increased across the portfolio, excluding automotive end markets, due to changing market and regulatory dynamics and steady value-based pricing growth within our Refrigerants and Foam, Propellants and Other Products portfolio. Volumes decreased slightly due to lower demand for legacy refrigerants partially offset by increased demand for OpteonTM products. Versus the prior-year quarter, segment Adjusted EBITDA increased $1 million, to a record $214 million driven by the aforementioned increase in price offset by higher raw material costs and lower earnings from our equity affiliates and other income, resulting in Adjusted EBITDA Margin of 41%.

On a sequential basis, Net Sales increased by 8%. Price decreased (1)%, and volume increased 9%, reflecting seasonal refrigerant demand trends, while currency was relatively flat over the prior-quarter.

Our outlook anticipates continued OpteonTM adoption in mobile and stationary applications ahead of the next EU and USA HFC step-downs in 2024, paired with uncertainty in the rate of automotive and construction end-market demand recovery. We expect typical seasonality in customer demand trends in the second half of the year.

EXHIBIT 99.1

Advanced Performance Materials

Creating a clean energy and advanced electronics powerhouse

	Q2 2023	Q2 2022	Change
Advanced Performance Materials
Net sales ($ millions)	$387	$401	(3)%
Adjusted EBITDA ($ millions)	$81	$107	(24)%
Adjusted EBITDA Margin	21%	27%	(6) ppt

In the second quarter, APM reported Net Sales of $387 million, down $(14) million, or (3)%, from $401 million in the prior-year quarter. Within the underlying APM business, the Performance Solutions portfolio reported an increase in Net Sales of $20 million, or 17%, whereas Advanced Materials portfolio reported Net Sales decrease of $(34) million, or (12)% from the prior year quarter. In total, compared with the prior-year quarter, APM’s price increased 7%, while volume declined (9)%, and currency was a headwind of (1)%. Prices increased due to increasing sales in high-value end-markets, including advanced electronics and clean energy, in the Performance Solutions portfolio, as well as pricing actions to offset higher raw material costs in our Advanced Materials portfolio. Volumes decreased due to demand softening in the Advanced Materials portfolio which serves more economically sensitive end-markets and lower demand in non-strategic end-markets where some volume fade has been accelerated given our strategy to drive higher value Performance Solutions product offerings. Versus the prior-year quarter, Adjusted EBITDA was down $(26) million, or (24)%, to $81 million resulting in Adjusted EBITDA Margin of 21%. The decreases in segment Adjusted EBITDA and Adjusted EBITDA Margin for the quarter were primarily attributable to the aforementioned decrease in sales volume driving lower fixed cost absorption, impact of higher raw material costs, and the continued effects of inflation on other costs.

On a sequential basis, Net Sales were relatively flat. Price decreased by (1)%, and volume increased 1% while currency remained flat. On the same basis, the Performance Solutions portfolio Net Sales decreased by (3)% due to the timing of several key contractual arrangements, while Advanced Materials portfolio Net Sales increased by 1%.

Our outlook anticipates weaker second half demand for products in the Advanced Materials portfolio which serves economically sensitive end-markets, paired with continued elevated input costs, partially offset by improved customer demand for high-value, differentiated products in the Performance Solutions portfolio.

Other Segment

The Performance Chemicals and Intermediates business in Other Segment had Net Sales and Adjusted EBITDA in the second quarter 2023 of $26 million and $5 million, respectively.

Corporate and Other Activities

Corporate and Other was an offset to second quarter Adjusted EBITDA of $(63) million vs. $(59) million in the prior-year second quarter. The slight increase over the prior-year quarter was primarily attributable to higher legacy environmental and legal costs.

EXHIBIT 99.1

Liquidity

As of June 30, 2023, consolidated gross debt was $3.7 billion. Total debt principal, net of $0.7 billion cash, was $2.9 billion, resulting in a net leverage ratio of approximately 2.6 times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.5 billion, comprised of $0.7 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the second quarter of 2023 was $61 million vs. $291 million in the prior-year quarter. Capital expenditures for the second quarter of 2023 were $58 million vs. $62 million in the prior-year second quarter. Free Cash Flow for the second quarter of 2023 was $3 million vs. $229 million in the prior-year quarter. In the quarter, we repurchased approximately $37 million of common stock.

Guidance

The Company is updating its full year 2023 Adjusted EBITDA guidance. The Company now expects full year 2023 Adjusted EBITDA to be within the range of $1.100 to $1.175 billion and Free Cash Flow of greater than $325 million5, inclusive of approximately $400 million of capital expenditures which remains unchanged.

Mr. Newman concluded, "We take pride in the results achieved this quarter in a challenging macroeconomic environment and I would like to thank the entire Chemours team for remaining focused on delivering this strong performance. However, given the low visibility in certain order books and increasing uncertainties in the second half of the year, we are lowering our guidance accordingly. In light of our revised guidance, we are actively working to optimize our cost structure and enhance the earnings quality of the TT segment, as demonstrated by our actions at Kuan Yin. We remain focused on executing against our five strategic priorities and unlocking greater shareholder value over time.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast exclusively for Q&A on July 28, 2023, at 8:00 AM Eastern Daylight Time. A transcript of the prepared remarks and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

###

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

5 Assumes future cash payments of approximately $592 million related to the recent/PFAS settlement with/U.S. public water systems, which is currently pending preliminary court approval, will occur after December 31, 2023.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the Company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, including those related to the closing of Chemours’ Kuan Yin manufacturing site located in Taiwan, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as full year guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions and the COVID-19 pandemic, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
VP, FP&A and Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Thom Sueta
Director, Corporate Communications

+1.302.773.3903
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$1,643	$1,915	$3,179	$3,679
Cost of goods sold	1,233	1,418	2,401	2,697
Gross profit	410	497	778	982
Selling, general, and administrative expense	779	254	903	395
Research and development expense	28	25	54	55
Restructuring, asset-related, and other charges	(1)	1	15	12
Total other operating expenses	806	280	972	462
Equity in earnings of affiliates	13	16	25	28
Interest expense, net	(48)	(40)	(90)	(82)
Other (expense) income, net	(2)	38	(1)	44
(Loss) income before income taxes	(433)	231	(260)	510
(Benefit from) provision for income taxes	(57)	30	(30)	76
Net (loss) income	(376)	201	(230)	434
Less: Net income attributable to non-controlling interests	—	—	1	—
Net (loss) income attributable to Chemours	$(376)	$201	$(231)	$434
Per share data
Basic (loss) earnings per share of common stock	$(2.52)	$1.29	$(1.55)	$2.75
Diluted (loss) earnings per share of common stock	(2.52)	1.26	(1.55)	2.69

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$738	$1,102
Restricted cash and restricted cash equivalents	207	—
Accounts and notes receivable, net	890	626
Inventories	1,446	1,404
Prepaid expenses and other	64	82
Assets held for sale	29	—
Total current assets	3,374	3,214
Property, plant, and equipment	9,548	9,387
Less: Accumulated depreciation	(6,358)	(6,216)
Property, plant, and equipment, net	3,190	3,171
Operating lease right-of-use assets	244	240
Goodwill	102	102
Other intangible assets, net	8	13
Investments in affiliates	189	175
Restricted cash and restricted cash equivalents	—	202
Other assets	553	523
Total assets	$7,660	$7,640
Liabilities
Current liabilities:
Accounts payable	$1,009	$1,251
Compensation and other employee-related cost	78	121
Short-term and current maturities of long-term debt	25	25
Current environmental remediation	148	194
Other accrued liabilities	930	300
Total current liabilities	2,190	1,891
Long-term debt, net	3,604	3,590
Operating lease liabilities	196	198
Long-term environmental remediation	473	474
Deferred income taxes	58	61
Other liabilities	329	319
Total liabilities	6,850	6,533
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 196,759,211 shares issued and 148,229,690 shares outstanding at June 30, 2023; 195,375,810 shares issued and 148,504,030 shares outstanding at December 31, 2022)	2	2
Treasury stock, at cost (48,529,521 shares at June 30, 2023; 46,871,780 shares at December 31, 2022)	(1,790)	(1,738)
Additional paid-in capital	1,014	1,016
Retained earnings	1,864	2,170
Accumulated other comprehensive loss	(282)	(343)
Total Chemours stockholders’ equity	808	1,107
Non-controlling interests	2	—
Total equity	810	1,107
Total liabilities and equity	$7,660	$7,640

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(231)	$434
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	157	146
Gain on sales of assets and businesses, net	—	(27)
Equity in earnings of affiliates, net	(21)	(23)
Amortization of debt issuance costs and issue discounts	4	4
Deferred tax benefit	(71)	(9)
Asset-related charges	11	5
Stock-based compensation expense	7	17
Net periodic pension cost	4	4
Defined benefit plan contributions	(7)	(7)
Other operating charges and credits, net	(5)	(8)
Decrease (increase) in operating assets:
Accounts and notes receivable	(261)	(339)
Inventories and other operating assets	26	(86)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	329	182
Cash (used for) provided by operating activities	(58)	293
Cash flows from investing activities
Purchases of property, plant, and equipment	(149)	(168)
Proceeds from sales of assets and businesses	—	33
Foreign exchange contract settlements, net	(8)	(1)
Other investing activities	—	(9)
Cash used for investing activities	(157)	(145)
Cash flows from financing activities
Debt repayments	(6)	(7)
Payments on finance leases	(6)	(6)
Payments of debt issuance cost	—	(1)
Purchases of treasury stock, at cost	(51)	(272)
Proceeds from exercised stock options, net	9	48
Payments related to tax withholdings on vested stock awards	(18)	(4)
Payments of dividends to the Company's common shareholders	(75)	(78)
Cash received from non-controlling interest shareholder	1	—
Cash used for financing activities	(146)	(320)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	2	(31)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(359)	(203)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,304	1,551
Cash, cash equivalents, restricted cash and restricted cash equivalents at June 30,	$945	$1,348

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$53	$41
Treasury Stock repurchased, not settled	1	2

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2023	2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$707	$968	$(261)	$632	$75
Thermal & Specialized Solutions	523	518	5	486	37
Advanced Performance Materials	387	401	(14)	388	(1)
Other Segment	26	28	(2)	30	(4)
Total Net Sales	$1,643	$1,915	$(272)	$1,536	$107

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
Three Months Ended June 30,			Increase /	March 31,	Increase /
2023		2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$87	$216	$(129)	$70	$17
Thermal & Specialized Solutions	214	213	1	185	29
Advanced Performance Materials	81	107	(26)	84	(3)
Other Segment	5	(2)	7	10	(5)
Corporate and Other	(63)	(59)	(4)	(45)	(18)
Total Adjusted EBITDA	$324	$475	$(151)	$304	$20

Adjusted EBITDA Margin	20%	25%		20%

Quarterly Change in Net Sales from the three months ended June 30, 2022

	June 30, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,643	(14)%	2%	(16)%	—%	—%

Titanium Technologies	$707	(27)%	—%	(27)%	—%	—%
Thermal & Specialized Solutions	523	1%	2%	(1)%	—%	—%
Advanced Performance Materials	387	(3)%	7%	(9)%	(1)%	—%
Other Segment	26	(7)%	19%	(26)%	—%	—%

Quarterly Change in Net Sales from the three months ended March 31, 2023

	June 30, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,643	7%	(1)%	8%	—%	—%

Titanium Technologies	$707	12%	(1)%	13%	—%	—%
Thermal & Specialized Solutions	523	8%	(1)%	9%	—%	—%
Advanced Performance Materials	387	—%	(1)%	1%	—%	—%
Other Segment	26	(13)%	—%	(13)%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Net (loss) income attributable to Chemours	$(376)	$201	$145	$(231)	$434
Non-operating pension and other post-retirement employee benefit income	—	(2)	—	—	(3)
Exchange losses, net	5	3	7	12	3
Restructuring, asset-related, and other charges (1)	(1)	—	16	15	16
Gain on sales of assets and businesses	—	(26)	—	—	(27)
Qualified spend recovery (2)	(18)	(13)	(14)	(32)	(27)
Legal charges (3)	644	5	1	645	7
Environmental charges (4)	1	165	—	1	171
Adjustments made to income taxes (5)	—	(2)	(4)	(4)	(6)
Benefit from income taxes relating to reconciling items (6)	(88)	(29)	(3)	(91)	(28)
Adjusted Net Income (7)	167	302	148	315	540
Net income attributable to non-controlling interests	—	—	—	1	—
Interest expense, net	48	40	42	90	82
Depreciation and amortization	78	72	79	157	146
All remaining provision for income taxes (7)	31	61	35	65	110
Adjusted EBITDA	$324	$475	$304	$628	$878

Adjusted effective tax rate (7)	16%	17%	19%	17%	17%
(1)
In 2023, restructuring, asset-related, and other charges primarily includes charges related to our decision to abandon implementation of our new ERP software platform. In 2022, includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities.
(2)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.
(3)
Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and related legal fees. See “Note 17 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 for further details.
(4)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. See “Note 17 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 for further details.
(5)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(6)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(7)
Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Numerator:
Net (loss) income attributable to Chemours (1)	$(376)	$201	$145	$(231)	$434
Adjusted Net Income	167	302	148	315	540
Denominator:
Weighted-average number of common shares outstanding - basic	149,095,543	156,224,802	148,997,084	149,046,585	158,051,092
Dilutive effect of the Company's employee compensation plans	1,517,177	3,442,411	2,182,181	1,849,679	3,562,159
Weighted-average number of common shares outstanding - diluted	150,612,720	159,667,213	151,179,265	150,896,264	161,613,251

Basic (loss) earnings per share of common stock (2)	$(2.52)	$1.29	$0.97	$(1.55)	$2.75
Diluted (loss) earnings per share of common stock (1) (2)	(2.52)	1.26	0.96	(1.55)	2.69
Adjusted basic earnings per share of common stock (2)	1.11	1.93	0.99	2.11	3.42
Adjusted diluted earnings per share of common stock (1) (2)	1.10	1.89	0.98	2.08	3.34
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and six months ended June 30, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and six months ended June 30, 2023, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2023 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	(Estimated)
	Year Ending December 31, 2023
	Low	High
Net loss attributable to Chemours	$(97)	$(47)
Restructuring, transaction, and other costs, net (1)	592	592
Adjusted Net Income	495	545
Interest expense, net	200	200
Depreciation and amortization	300	300
All remaining provision for income taxes	105	130
Adjusted EBITDA	$1,100	$1,175

Weighted-average number of common shares outstanding - basic (2)	148.6	148.6
Dilutive effect of the Company's employee compensation plans (3)	2.9	2.9
Weighted-average number of common shares outstanding - diluted	151.5	151.5

Basic loss per share of common stock	$(0.65)	$(0.32)
Diluted loss per share of common stock (4)	(0.65)	(0.32)
Adjusted basic earnings per share of common stock	3.33	3.67
Adjusted diluted earnings per share of common stock (4)	3.27	3.60
(1)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts; qualified spend recovery; gain associated with the sale of our Glycolic Acid business; and costs related to legal settlements for legacy environmental matters and associated fees (including the recent PFAS settlement with U.S. public water systems, pending court approval), shutdown of our Kuan Yin, Taiwan manufacturing site and abandonment of ERP software implementation. Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements.
(2)
The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the six months ended June 30, 2023, which are carried forward for the projection period.
(3)
The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the six months ended June 30, 2023, which is carried forward for the projection period.
(4)
Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by (Used for) Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Cash provided by (used for) operating activities	$61	$291	$(119)	$(58)	$293
Less: Purchases of property, plant, and equipment	(58)	(62)	(91)	(149)	(168)
Free Cash Flows	$3	$229	$(210)	$(207)	$125

2023 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ending December 31, 2023
Cash flow provided by operating activities	$	>725
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows	$	>325

(*) Assumes future cash payments of approximately $592 million related to the recent PFAS settlement with U.S. public water systems, which is currently pending preliminary court approval, will occur after December 31, 2023.

(The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended June 30,
	2023	2022
Adjusted EBITDA (1)	$1,111	$1,557
Less: Depreciation and amortization	(303)	(300)
Adjusted EBIT	$808	$1,257

	As of June 30,
	2023	2022
Total debt, net (2)	$3,629	$3,680
Total equity	810	1,215
Less: Cash and cash equivalents	(738)	(1,248)
Invested capital, net	$3,701	$3,647
Average invested capital (3)	$3,731	$3,667

Return on Invested Capital	22%	34%
(1)
Reconciliations of net (loss) income attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net (loss) income attributable to Chemours to Adjusted EBITDA.
(2)
Total debt principal minus unamortized issue discounts of $4 and $5 million and debt issuance costs of $20 and $25 million at June 30, 2023 and 2022, respectively.
(3)
Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of June 30,
	2023	2022
Total debt principal	$3,653	$3,710
Less: Cash and cash equivalents	(738)	(1,248)
Total debt principal, net	$2,915	$2,462

	Twelve Months Ended June 30,
	2023	2022
Adjusted EBITDA (1)	$1,111	$1,557

Net Leverage Ratio	2.6x	1.6x
(1)
Reconciliations of net (loss) income attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net (loss) income attributable to Chemours to Adjusted EBITDA.